(As filed on July 11, 2003)


                                                               File No. 70-10106


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     POS AMC

                         POST-EFFECTIVE AMENDMENT NO. 1
                                (Amendment No. 2)
                                       TO
                                    FORM U-1
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                               AMEREN CORPORATION
                             UNION ELECTRIC COMPANY
                             AMEREN SERVICES COMPANY
                               AMEREN ENERGY, INC.
                           AMEREN DEVELOPMENT COMPANY
                                AMEREN ERC, INC.
                       AMEREN ENERGY COMMUNICATIONS, INC.
                         AMEREN ENERGY RESOURCES COMPANY
                        AMEREN ENERGY DEVELOPMENT COMPANY
                        AMEREN ENERGY GENERATING COMPANY
                         AMEREN ENERGY MARKETING COMPANY
                    AMEREN ENERGY FUELS AND SERVICES COMPANY
                          ILLINOIS MATERIALS SUPPLY CO.
                     UNION ELECTRIC DEVELOPMENT CORPORATION
                          AFS DEVELOPMENT COMPANY, LLC
                              1901 Chouteau Avenue
                            St. Louis, Missouri 63103

                     CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
                            CIPSCO INVESTMENT COMPANY
                              607 East Adams Street
                           Springfield, Illinois 62739

                                  CILCORP INC.
                         CENTRAL ILLINOIS LIGHT COMPANY
                    AMERENENERGY RESOURCES GENERATING COMPANY
                    (F/K/A CENTRAL ILLINOIS GENERATION, INC.)
                       CILCORP INVESTMENT MANAGEMENT INC.
                              CILCORP VENTURES INC.
                          CILCORP ENERGY SERVICES INC.
                              QST ENTERPRISES INC.
                    CILCO EXPLORATION AND DEVELOPMENT COMPANY
                            CILCO ENERGY CORPORATION
                               300 Liberty Street
                             Peoria, Illinois 61602

                AMERENENERGY MEDINA VALLEY COGEN (NO. 4), L.L.C.
                AMERENENERGY MEDINA VALLEY COGEN (NO. 2), L.L.C.
                    AMERENENERGY MEDINA VALLEY COGEN, L.L.C.
                  AMERENENERGY MEDINA VALLEY OPERATIONS, L.L.C.
                                  P.O. Box 230
                         Mossville, Illinois 61552-0230

             (Names of companies filing this statement and addresses
                         of principal executive offices)
              -----------------------------------------------------

                               AMEREN CORPORATION

 (Name of top registered holding company parent of each applicant or declarant)
             -------------------------------------------------------

              Steven R. Sullivan, Vice President Regulatory Policy,
                          General Counsel and Secretary
                             Ameren Services Company
                              1901 Chouteau Avenue
                            St. Louis, Missouri 63103

                     (Name and address of agent for service)
            --------------------------------------------------------

     The Commission is requested to mail copies of all orders, notices and other communications to:

Ronald K. Evans,                          William T. Baker, Jr., Esq.
Managing Associate General Counsel        Thelen Reid & Priest LLP
Ameren Services Company                   875 Third Avenue
1901 Chouteau Avenue                      New York, New York  10022
St. Louis, Missouri 63103


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


ITEM 1.   DESCRIPTION OF PROPOSED TRANSACTION.
          -----------------------------------

          Ameren Corporation ("Ameren"), whose principal business address is at 1901 Chouteau Avenue, St. Louis, Missouri 63103, is a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). Ameren directly owns all of the issued and outstanding common stock of Union Electric Company d/b/a AmerenUE ("AmerenUE") and Central Illinois Public Service Company d/b/a AmerenCIPS ("AmerenCIPS"), and indirectly through CILCORP Inc. ("CILCORP"), an exempt holding company, owns all of the issued and outstanding common stock of Central Illinois Light Company, d/b/a AmerenCILCO ("AmerenCILCO").(1) Together, AmerenUE, AmerenCIPS and AmerenCILCO provide retail and wholesale electric service to approximately 1.7 million customers and retail natural gas service to approximately 500,000 customers in parts of Missouri and Illinois.

          By order dated February 27, 2003 (Holding Co. Act Release No. 27655) (the "Money Pool Order"), the Commission authorized Ameren, AmerenUE, AmerenCIPS and Ameren Services Company ("Ameren Services"), a service company subsidiary of Ameren, to continue their participation in the Ameren System Utility Money Pool ("Utility Money Pool") and, to the extent not exempt under Rules 45(b) and 52, to extend credit to each other through the Utility Money Pool. The Commission reserved jurisdiction under the Money Pool Order over, among other matters, a proposal by AmerenCILCO to become a participant in the Utility Money Pool pending receipt of an order of the Illinois Commerce Commission ("ICC"). By order dated July 9, 2003 (Exhibit D-4 hereto), the ICC authorized AmerenCILCO to participate in and make borrowings under the Utility Money Pool on the same terms previously approved by the ICC in connection with applications by AmerenUE and AmerenCIPS, as summarized in the Money Pool Order. Accordingly, AmerenCILCO is now requesting that the Commission issue a supplemental order in this proceeding releasing jurisdiction over AmerenCILCO's participation in the Utility Money Pool. Borrowings by AmerenCILCO under the Utility Money Pool will be exempt pursuant to Rule 52(a).

          In addition, to the extent required, the Applicants are requesting approval for a modification to the Utility Money Pool Agreement. Specifically, the Utility Money Pool Agreement specifies that funds in excess of those needed for borrowings by Utility Money Pool participants at any time shall be invested in certain specified short-term instruments, including, among others, "such other investments as are permitted by Section 9(c) of the Act and Rule 40 thereunder." At the request of the ICC staff, AmerenUE, AmerenCIPS and AmerenCILCO have agreed to make one modification to this provision. Under the Utility Money Pool Agreement, as proposed to be amended, surplus funds may be invested in "such other investments as are permitted by Section 9(c) of the Act and Rule 40 thereunder but only if also permitted by either applicable rule or


-------------------

(1) Ameren completed its acquisition of all of the issued and outstanding common stock of CILCORP, the direct parent of AmerenCILCO, from The AES Corporation on January 31, 2003, in accordance with the Commission's order in File No. 70-10078. See Ameren Corporation, et al., Holding Co. Act Release
No. 27645 (Jan. 29, 2003).


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


order by each state commission having jurisdiction over such investments or by applicable statutes of each such state."(2)

          In addition to the foregoing, it is requested that the Commission's supplemental order in this proceeding correct the record in order to confirm that Ameren Energy, Inc. ("Ameren Energy"), a direct wholly-owned non-utility subsidiary of Ameren, may participate in the Ameren System Non-State Regulated Subsidiary Money Pool (the "Non-State Regulated Subsidiary Money Pool"). As stated in the Application/Declaration filed in this proceeding, Ameren Energy was a participant in the Ameren System Non-Utility Money Pool, which has been renamed the Non-State Regulated Subsidiary Money Pool. Further, Ameren Energy was identified in the Application/Declaration as an Applicant in this proceeding, and was named as a party to the form of Non-State Regulated Subsidiary Money Pool Agreement that was filed as Exhibit B-2 to the Application/Declaration. Nevertheless, Ameren Energy's name was inadvertently omitted from the list of non-utility subsidiaries for whom authority to participate in the Non-State Regulated Subsidiary Money Pool was sought.

ITEM 2.   FEES, COMMISSIONS AND EXPENSES.
          ------------------------------

          The additional fees, commissions and expenses incurred or to be incurred in connection with the preparation and filing of this Application/Declaration are estimated not to exceed $1,000.

ITEM 3.   APPLICABLE STATUTORY PROVISIONS.
          -------------------------------

          3.1  General. Sections 6(a), 7, 9(a)(1), 9(c)(3), 10, 12(b) and 12(f)
of the Act and Rules 40, 42, 43, 45, and 54 thereunder are applicable to the proposed transactions.

          3.2 Compliance with Rule 54. The transactions proposed herein are also subject to Rule 54. Rule 54 provides that, in determining whether to approve the issue or sale of any securities for purposes other than the acquisition of an EWG or "foreign utility company" ("FUCO") or other transactions unrelated to EWGs or FUCOs, the Commission shall not consider the effect of the capitalization or earnings of subsidiaries of a registered holding company that are EWGs or FUCOs if Rule 53(a), (b) and (c) are satisfied. Under Rule 53(a), the Commission shall not make certain specified findings under Sections 7 and 12 in connection with a proposal by a holding company to issue securities for the purpose of acquiring the securities of or other interest in an EWG, or to guarantee the securities of an EWG, if each of the conditions in paragraphs (a)(1) through (a)(4) thereof are met, provided that none of the conditions specified in paragraphs (b)(1) through (b)(3) of Rule 53 exists. These standards are met.

          Rule 53(a)(1): Ameren's "aggregate investment" (as defined in
Rule 53(a)(1)) in EWGs as of March 31,2003 was $421,408,655, or approximately


-------------------

(2) Since this change merely adds a further restriction on the investment of surplus funds in instruments that would otherwise be permitted by
Section 9(c) and Rule 40, it is submitted that no formal approval for the change by the Commission is needed.


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


23.8% of Ameren's "consolidated retained earnings" (also as defined in Rule 53(a)(1)) for the four quarters ended March 31, 2003 ($1,767,489,637). Ameren does not currently hold an interest in any FUCO.

          Rule 53(a)(2): Ameren will maintain books and records enabling it to identify investments in and earnings from each EWG and FUCO in which it directly or indirectly acquires and holds an interest. Ameren will cause each domestic EWG in which it acquires and holds an interest, and each foreign EWG and FUCO that is a majority-owned subsidiary, to maintain its books and records and prepare its financial statements in conformity with U.S. generally accepted accounting principles. All of such books and records and financial statements will be made available to the Commission, in English, upon request.

          Rule 53(a)(3): No more than 2% of the employees of Ameren's domestic utility subsidiaries will, at any one time, directly or indirectly, render services to EWGs and FUCOs.

          Rule 53(a)(4): Ameren will submit a copy of each Application/Declaration relating to investments in EWGs and FUCOs and copies of any related Rule 24 certificates, as well as a copy of Ameren's Form U5S, to each of the public service commissions having jurisdiction over the retail rates of Ameren's domestic utility subsidiaries.

          In addition, Ameren states that the provisions of Rule 53(a) are not made inapplicable to the authorization herein requested by reason of the occurrence or continuance of any of the circumstances specified in Rule 53(b). Rule 53(c) is inapplicable by its terms.

ITEM 4.   REGULATORY APPROVAL.
          -------------------

          The ICC has approved AmerenCILCO's participation in the Utility Money Pool. A copy of the ICC's order is filed herewith as Exhibit D-4. No other state commission, and no other federal commission, other than this Commission, has jurisdiction over the proposed transaction.

ITEM 5.   PROCEDURE.
          ---------

          The Applicants request that the Commission issue a supplemental order releasing jurisdiction over AmerenCILCO's participation in the Utility Money Pool and granting the other relief requested herein as soon as the rules allow, and that there should not be a 30-day waiting period between issuance of the Commission's supplemental order and the date on which the supplemental order is to become effective. The Applicants hereby waive a recommended decision by a hearing officer or any other responsible officer of the Commission and consent to the participation of the Division of Investment Management in the preparation of the Commission's decision and/or order, unless such Division opposes the matters proposed herein.


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


ITEM 6.   EXHIBITS AND FINANCIAL STATEMENTS.
          ---------------------------------

          a.  Additional Exhibits.
              -------------------

              D-4    Order of Illinois Commerce Commission.

          b.  Additional Financial Statements.
              -------------------------------

              FS-6   Consolidated Balance Sheet     Incorporated by reference to
                     and Statement of Income of     the Annual Report of Ameren
                     Ameren Corporation as of       Corporationon Form 10-K,
                     and for the year               as amended, for the year
                     ended December 31, 2002        ended December 31, 2002 in
                                                    File No. 1-14756

              FS-7   Consolidated Balance Sheet     Incorporated by reference to
                     and Statement of Income of     the Quarterly Report of
                     Ameren Corporation as of       Ameren Corporation on
                     and for the three months       Form 10-Q for the period
                     ended March 31, 2003           ended March 31, 2003 in
                                                    File No. 1-14756

              FS-8   Consolidated Balance Sheet     Incorporated by reference to
                     and Statement of Income of     the Annual Report on
                     Central Illinois Light         Form 10-K of Central
                     Company as of and for the      Illinois Light Company for
                     year ended December 31, 2002   the year ended December 31,
                                                    2002, in File No. 1-2732

              FS-9 Consolidated Balance Sheet and Incorporated by reference to Statement of Income of Central the Quarterly Report on
                     Illinois Light Company as of   Form 10-Q of Central
                     and for the three months ended Illinois Light Company for
                     March 31, 2003                 the period ended March 31,
                                                    2003, in File No. 1-2732

ITEM 7.   INFORMATION AS TO ENVIRONMENTAL EFFECTS.
          ---------------------------------------

          None of the matters that are the subject of this Post-Effective Amendment involves a "major federal action" nor do such matters "significantly affect the quality of the human environment" as those terms are used in section 102(2)(C) of the National Environmental Policy Act. The transactions that are the subject of this Post-Effective Amendment will not result in changes in the operation of the Applicants that will have an impact on the environment. The Applicants are not aware of any federal agency that has prepared or is preparing an environmental impact statement with respect to the transactions that are the subject of this Post-Effective Amendment.


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


                                   SIGNATURES

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalves by the undersigned thereunto duly authorized.

                                       AMEREN CORPORATION
                                       UNION ELECTRIC COMPANY
                                       CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
                                       AMEREN SERVICES COMPANY
                                       AMEREN ENERGY, INC.
                                       AMEREN DEVELOPMENT COMPANY
                                       AMEREN ERC, INC.
                                       AMEREN ENERGY COMMUNICATIONS, INC.
                                       AMEREN ENERGY RESOURCES COMPANY
                                       AMEREN ENERGY DEVELOPMENT COMPANY
                                       AMEREN ENERGY GENERATING COMPANY
                                       AMEREN ENERGY MARKETING COMPANY
                                       AMEREN ENERGY FUELS AND SERVICES COMPANY
                                       AFS DEVELOPMENT COMPANY LLC
                                       ILLINOIS MATERIALS SUPPLY CO.
                                       UNION ELECTRIC DEVELOPMENT CORPORATION
                                       CIPSCO INVESTMENT COMPANY
                                       CILCORP INC.
                                       CENTRAL ILLINOIS LIGHT COMPANY
                                       AMERENENERGY RESOURCES GENERATING COMPANY
                                       CILCORP INVESTMENT MANAGEMENT INC.
                                       CILCORP VENTURES INC.
                                       QST ENTERPRISES INC.
                                       CILCORP ENERGY SERVICES INC.
                                       CILCO EXPLORATION AND DEVELOPMENT
                                          COMPANY
                                       CILCO ENERGY CORPORATION
                                       AMERENENERGY MEDINA VALLEY COGEN (NO. 4),
                                          L.L.C.
                                       AMERENENERGY MEDINA VALLEY COGEN, L.L.C.
                                       AMERENENERGY MEDINA VALLEY COGEN (NO. 2),
                                          L.L.C.
                                       AMERENENERGY MEDINA VALLEY OPERATIONS,
                                          L.L.C.

                                       By: /s/ Steven R. Sullivan
                                               ------------------
                                       Name:   Steven R. Sullivan
                                       Title:  Secretary


Date:  July 11, 2003


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